UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement

On April 28, 2005, Advanced Micro Devices, Inc., or the Company, accelerated the vesting of all stock options outstanding under the Company’s 2004 Equity Incentive Plan and the Company’s prior equity compensation plans that have exercise prices per share higher than the closing price of the Company’s stock on April 27, 2005, which was $14.51. Options to purchase approximately 12 million shares of the Company’s common stock became exercisable immediately. Options held by non-employee directors were not included in the vesting acceleration.

The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise recognize in its statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R is effective for the Company beginning in the first quarter of 2006, and will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in the Company’s consolidated financial statements. The acceleration of the vesting of these options did not result in a charge based on generally accepted accounting principles.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers

On April 28, 2005, the date of the Company’s Annual Meeting of Stockholders, Mr. Charles M. Blalack and Dr. R. Gene Brown retired from the Company’s Board of Directors and did not stand for re-election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: May 3, 2005	By:	/s/ Hollis M. O’Brien
	Name:	Hollis M. O’Brien
	Title:	Corporate Vice President & Secretary

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